UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 5, 2011 (March 31, 2011)

CHINA BIO-ENERGY CORP.
 (Exact name of registrant as specified in its charter)

Delaware	0-20532	74-2559866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pudong Building, 2nd Floor, Jiulong Avenue, Longwen District Zhangzhou City, Fujian Province 363000, China
(Address of principal executive offices)

Registrant’s telephone number, including area code:  86-596 2967018

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements

On March 30, 2011, China Bio-Energy Corp. (the “Company”) received notice from Malone Bailey LLP (“Malone Bailey”), the independent auditor of the Company, that it has discovered accounting irregularities in the books and records of the Company during its annual audit process. In addition, Malone Bailey recommended to management of the Company that appropriate steps be taken by the Company to conduct an independent investigation with respect to such irregularities and the Company’s record keeping and financial reporting processes.

After communication with Malone Bailey and review of previously issued financial statements, the Board of Directors, on March 31, 2011, determined that the financial statements included in the current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2011 (the “Form 8-K”) for the fiscal years ended December 31, 2008 and December 31, 2009  and the financial statements included in such Form 8-K for the periods ended September 30, 2009 and September 30, 2010 should not be relied upon due to incorrectly recorded revenues associated with a certain customer of the Company.

The executive officers of the Company discussed with Malone Bailey the matters disclosed in this Item 4.02 of this Form 8-K and have requested our independent accountant to furnish us as promptly as possible a letter addressed to the Commission stating whether the independent accountant agrees with the statements made in this Form 8-K in response to this Item 4.02 and, if not, to state the respects in which it does not agree.

The Company is in the process of evaluating its internal control system and anticipates forming an independent committee to conduct investigations concerning the alleged accounting irregularities. The Company will be amending its Form 8-K and filing its annual report on Form 10-K for the fiscal year ended December 31, 2010 with the SEC to include the restated financial statements for the fiscal years ended December 31, 2008 and December 31, 2009 and the periods ended September 30, 2009 and September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2011

CHINA BIO-ENERGY CORP.

By:	/s/: Jingmei Weng
Name: Jingmei Weng
Title: Chief Financial Officer